UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2015

Getty Realty Corp.

(Exact name of registrant as specified in charter)

Maryland	001-13777	11-3412575
(State of Organization)	(Commission File Number)	(IRS Employer Identification No.)

Two Jericho Plaza, Suite 110 Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (516) 478-5400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 31, 2015, Getty Realty Corp. (the “Company” or “Getty”) filed with the Securities and Exchange Commission a Current Report on Form 8-K (the “Initial Report”) for the purpose of reporting that Mr. Kevin C. Shea, formerly the Executive Vice President of the Company, left the employment of the Company on August 25, 2015.

The purpose of this Current Report on Form 8-K/A is to amend the Initial Report by providing a summary of the severance agreement and general release between Mr. Shea and the Company (the “Severance Agreement”), which was executed subsequent to the filing of the Initial Report.

Pursuant to the Severance Agreement, Mr. Shea will serve the Company in a limited advisory capacity until December 31, 2016. In addition, as described in the Severance Agreement, Mr. Shea received (a) payment of his regular base salary at the rate in effect on August 25, 2015 (the “Severance Date”) from the Severance Date through September 14, 2015, (b) $86,153.80 of severance pay and (c) $79,692.30 of accrued and unused vacation, holiday and sick pay. Mr. Shea is also entitled to receive the balance payable to him pursuant to the Company’s Supplemental Executive Retirement Plan. With respect to the outstanding restricted stock units (“RSUs”) of the Company owned by Mr. Shea, he will receive (a) cash for the unvested RSUs that he owned as of the Severance Date and (b) shares of the Company’s common stock in payment for the vested RSUs that he owned as of the Severance Date, in each case as further described in the Severance Agreement. In consideration for his compliance with the terms of the Severance Agreement, Mr. Shea will also receive five lump sum cash payments, each in the amount of $48,000, to be paid quarterly from December 2015 through December 2016. In addition, the Company will provide reimbursement for the full cost of continuation coverage through the end of the year for Mr. Shea and his eligible dependents under the Company’s medical and dental plans.

The full text of the Severance Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Severance Agreement and General Release between Getty Realty Corp. and Kevin C. Shea, dated September 17, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GETTY REALTY CORP.

Date: September 22, 2015	By:	/s/ Christopher J. Constant
Christopher J. Constant
Vice President, Chief Financial Officer & Treasurer